Exhibit 99.1
Cost-U-Less Plans Entry into Aruba Market

Bellevue, WA, May 15, 2007

Cost-U-Less, Inc. (the “Company”) (Nasdaq: CULS) today announced that it has signed a long-term lease agreement to open a new warehouse club-style store on the island of Aruba. The store is expected to open in 2008. Aruba is an island located approximately 19 miles off the coast of Venezuela and measures six miles across and nineteen miles long. As of the 2005 census conducted by the Central Bureau of Statistics, Aruba’s population is approximately 96,000.

“This is a very attractive market to us on several levels,” said J. Jeffrey Meder, the Company’s President and CEO. “First, because of its location, Aruba compliments our existing operation in Curacao. Second, there already exists strong recognition and demand for US branded products and finally, this is a thriving tourism market. We have an outstanding location that we believe will allow us to compete quite successfully.”

Cost-U-Less currently operates eleven stores in the Caribbean and Pacific region: U.S. Virgin Islands (2), Netherlands Antilles (2), Hawaiian Islands (2), California (1), Guam (2), American Samoa (1), and Republic of Fiji (1). The Company builds its business through delivering high-quality U.S. and local goods, progressive merchandising practices, sophisticated distribution capabilities, and superior customer service, primarily to island markets. Additional information about Cost-U-Less is available at www.costuless.com.

Forward Looking Statements

This press release contains statements that are forward-looking. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements, including comparable store sales expectations, trends in or expectations regarding our revenue growth, and our growth plans are all based on currently available operating, financial, and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. We may encounter substantial delays, increased expenses or loss of potential store sites due to the complexities, cultural differences, and local political issues associated with the regulatory and permitting processes in Aruba. While we believe the Aruba market has the attributes prescribed by our existing growth strategy, licensing restrictions and political resistance to foreign retailers may make it difficult for us to enter this market. In addition, we do not have operating experience in Aruba. New markets such as Aruba may present operational, competitive, regulatory and merchandising challenges that are different from those we currently encounter. There can be no assurance that we will be able to adapt our operations to support expansion into Aruba or that the new store will be profitable. Other risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated include our small store base, the mix of geographic and product revenues, our relationships with third parties, litigation, our ability to maintain existing credit facilities and to obtain additional credit, business and economic conditions and growth in various geographic regions, pricing pressures, political and regulatory instability in various geographic regions, and other risks and uncertainties detailed in our filings with the SEC.

For further information, contact:
Martin Moore
VP-Chief Financial Officer
Email: mmoore@costuless.com
425-945-0213